EXHIBIT 11.2

                             CASTLE DENTAL CENTERS
               EXHIBIT 11.2 -- COMPUTATION OF EARNINGS PER SHARE
                                UNDER SAB NO. 55
                                 (IN THOUSANDS)

                                                           SIX
                                                          MONTHS
                                         YEAR ENDED       ENDED
                                        DECEMBER 31,     JUNE 30,
                                        ------------     --------
                                            1995           1996
                                        ------------     --------
PRIMARY:
Weighted average common shares
  outstanding........................        4,000         4,000
Weighted average shares issued for
  business acquisitions..............                         54
Assumed conversion of preferred stock
  issued within one year of initial
  public offering....................        1,245         1,245
Assumed issuance of stock to fund
  distribution to owner..............          600           600
Net effect of dilutive stock options,
  convertible debts, and
  warrants -- based on the treasury
  stock method using average market
  price..............................          270           270
                                        ------------     --------
Total primary shares.................        6,115         6,169
                                        ============     ========
Net income (loss)....................     $ (2,414)       $   31
                                        ============     ========
Net income (loss) per share..........     $   (.39)       $  .01
                                        ============     ========
FULLY DILUTED:
Weighted average common shares
  outstanding........................        4,000         4,000
Weighted average shares issued for
  business acquisitions..............                         54
Assumed conversion of preferred stock
  issued within one year of initial
  public offering....................        1,245         1,245
Assumed issuance of stock to fund
  distribution to owner..............          600           600
Net effect of dilutive stock options,
  convertible debts, and warrants -- based on the treasury stock method using the year-end market price, if higher than
  average market price...............          270           270
                                        ------------     --------
Total fully diluted shares...........        6,115         6,115
                                        ============     ========
Net income (loss)....................     $ (2,414)       $   31
                                        ============     ========
Net income (loss) per share..........     $   (.39)       $  .01
                                        ============     ========